SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                          ---------------------------


                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



      Date of report (Date of earliest event reported): November 30, 2001


                            ELCOM INTERNATIONAL, INC.
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               (Exact Name of Registrant as Specified in Charter)


       Delaware                    000-27376             04-3175156
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(State or Other Jurisdiction      (Commission          (I.R.S. Employer
  of Incorporation)                File Number)      Identification Number)


                   10 Oceana Way Norwood, Massachusetts 02062
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               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (781) 440-3333
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         (Former Name or Former Address, if Changed Since Last Report)

Item 5.       Other Events

On November 30, 2001, Elcom International, Inc., a Delaware corporation (the "Company'), entered into a Heads of Agreement (the "Heads") with the management team (the "MBO Team") of its United Kingdom ("UK") information technology products ("IT Products") subsidiary, Elcom Holdings Limited. The Heads is the equivalent of a letter of intent in the United States ("US") and is subject to the execution of a definitive agreement and customary related matters prior to closing. The Company expects the closing to be consummated by December 31, 2001.

The Heads provides that the MBO Team, via a newly formed corporation that will be organized under the laws of the UK ("NewCo"), will acquire the UK IT products reseller business and, with the exception of any intercompany balances, substantially all of the assets (including current assets and fixed assets) and liabilities (including bank loan, accounts payable and accrued liabilities) of Elcom Holdings Limited (collectively, the "Divested Business"). It is anticipated that NewCo will employ all of Elcom Holdings Limited's personnel and will assume all of the Company's UK leased facilities. NewCo will be responsible for collecting the accounts receivable of the Divested Business as well as satisfying the liabilities (including trade liabilities and facility liabilities).

The Heads provides for NewCo to assume the net liabilities of the Divested Business, which as of September 30, 2001, were approximately $2.5 to $3.0 million, as well as making a nominal payment to the Company of approximately one dollar for the Divested Business, as a result of which the Company will record a gain. In addition, the Company is entitled to certain deferred consideration based on the Divested Business achieving certain gross profit targets in Q4, 2001 and Q1, 2002, which if fully met, could result in additional consideration to the Company of approximately $550,000. The Company does not expect to incur any costs associated with the sale of the Divested Business besides normal legal and professional fees. The Divested Business accounted for substantially all of the $82 million and $44 million of net sales recorded by the UK group companies for the year ended December 31, 2000 and the six-month period ended June 30, 2001, respectively.

Elcom Systems Limited, a UK indirect subsidiary of the Company, will continue to operate the Company's UK technology business, primarily focusing on eProcurement in the commercial and government sectors. In conjunction with the sale of the Divested Business, Elcom Systems Limited will enter into a services agreement with NewCo so that it may utilize space in one of NewCo's facilities, have access to NewCo's IT network resources and outsource certain administrative functions to NewCo.

The Heads also provides for the sale by elcom, inc., the Company's US technology company, to NewCo of the UK versions of PECOS.web and StarbuyerGold software technology for use by NewCo in the UK and Eire in connection with its business and for the license of certain proprietary software to enable NewCo to utilize PECOS.web and StarbuyerGold. The Company expects NewCo to pay sales and license fees of approximately $3 million in the aggregate which are expected to be recorded in Q4, 2001. In addition, NewCo will become a non-exclusive System Sales Partner ("SSP") and will receive a royalty free license for a copy of the Company's eProcurement system, PECOS Internet Procurement Manager ("PECOS.ipm"), to be used internally and for customer demonstrations. Other than in the normal course of business, there are no material relationships between the Company and the MBO Team.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

        (a)     Not applicable
        (b)     Not applicable
        (c)     Exhibits.

        Number      Description
        ------      -----------
        99.1        Press Release dated December 5, 2001

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                             ELCOM INTERNATIONAL, INC.


                                             By:     /s/ Peter Rendall
                                             Peter A. Rendall
                                             Chief Financial Officer


Date:   December 7, 2001

                                 EXHIBIT INDEX
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Exhibit         Description of Exhibit
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99.1            News Release, dated December 5, 2001.